Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2024, with respect to the consolidated financial statements of Orion Group Holdings, Inc. and subsidiaries’, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG, LLP

Houston, Texas

May 17, 2024